Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TTM Technologies, Inc.:
We consent to the incorporation by reference in the registration statements (Registration Nos. 333-46454 and 333-138219) on Forms S-8 of TTM Technologies, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, Annual Report on Form 10-K of TTM Technologies, Inc.
Our report dated March 15, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the Company acquired Tyco Printed Circuit Group LP (the “acquired entity”) during 2006, and management excluded from its assessment of the effectiveness of TTM Technologies, Inc.’s internal control over financial reporting as of December 31, 2006, the acquired entity’s internal control over financial reporting associated with the total assets of $296 million and total revenues of $73 million included in the consolidated financial statements of TTM Technologies, Inc. and subsidiaries as of and for the year ended December 31,2006. Our audit of internal control over financial reporting of TTM Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of the acquired entity.
Our reported dated March 15, 2007, on the consolidated financial statements, refers to a change in method of accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” effective January 1, 2006.
/s/ KPMG LLP
Salt Lake City, Utah
March 15, 2007